Exhibit 99.1

On September 9, 2015, XPO Logistics, Inc. (“XPO” or the “Company”) entered into an Agreement and Plan of Merger (the “Con-way Agreement”), dated as of September 9, 2015, with “Con-way Inc. (“Con-way”) and Canada Merger Corp., a Delaware corporation and a wholly-owned subsidiary of XPO (“Merger Sub”). Pursuant to the Con-way Agreement, on September 15, 2015, Merger Sub commenced a tender offer to purchase all of the outstanding shares of the common stock, par value $0.625 per share, of Con-way (“Shares”), at a price of $47.60 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 15, 2015 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), filed as Exhibit (a)(1)(a) and Exhibit (a)(1)(b), respectively, to the Schedule TO originally filed with the SEC by Merger Sub and XPO on September 15, 2015.

The Offer and withdrawal rights expired at 12:01 a.m., New York City time, on October 30, 2015. Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the Offer (the “Depositary”), advised XPO and Merger Sub that 46,150,072 Shares (not including 1,793,225 Shares tendered by notice of guaranteed delivery) were validly tendered and not withdrawn pursuant to the Offer, representing approximately 81.1% of the outstanding Shares. All conditions to the Offer having been satisfied, on October 30, 2015, Merger Sub accepted for payment all Shares validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer) (the “Acceptance Time”), and payment of the Offer Price for such Shares was made by the Depositary.

On October 30, 2015 (the “Closing Date”), pursuant to the terms of the Con-way Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub merged with and into Con-way, with Con-way being the surviving corporation (the “Merger”). Upon completion of the Merger, Con-way became a wholly-owned subsidiary of XPO.

Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), each issued and outstanding Share (other than (i) Shares owned by XPO, Merger Sub or any other direct or indirect wholly-owned subsidiary of XPO (including Shares accepted in the Offer), (ii) Shares owned by any direct or indirect wholly-owned subsidiary of Con-way and (iii) stockholders of Con-way who validly exercised their statutory rights of appraisal under the DGCL) was canceled and converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”).

At the Effective Time, each Con-way stock option and stock appreciation right, whether vested or unvested, was converted into an option to purchase shares of XPO common stock or a stock appreciation right in respect of XPO common stock, as applicable, with the same terms and conditions as were applicable to such stock option or stock appreciation right immediately prior to the Effective Time, with the number of shares of XPO common stock (rounded down to the nearest whole number of shares) subject to such stock option or stock appreciation right equal to the product of (i) the total number of Shares underlying such stock option or stock appreciation right immediately prior to the Effective Time, multiplied by (ii) the quotient obtained by dividing the Per Share Merger Consideration by the volume-weighted average trading price of XPO common stock on the New York Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the Closing Date (the “Equity Award Conversion Amount”), and with the exercise price applicable to such stock option or stock appreciation right to equal the quotient (rounded up to the nearest whole cent) obtained by dividing (a) the exercise price per Share applicable to such stock option or stock appreciation right immediately prior to the Effective Time, by (b) the Equity Award Conversion Amount.

For purposes of these pro forma financial statements, the fair value of the total consideration paid under the Con-way Agreement was $2,314.7 million, consisting of $2,737.4 million of cash paid at the time of closing for the purchase of all of Con-way’s outstanding shares of common stock at a purchase price of $47.60 per share and the settlement of certain Con-way share-based compensation awards, $17.6 million representing the portion of replacement equity awards attributable to pre-acquisition service, net of cash acquired of $440.3 million as of September 30, 2015.

On April 28, 2015, XPO entered into 1) a Share Purchase Agreement (the “ND Share Purchase Agreement”) relating to Norbert Dentressangle SA, a French société anonyme (“ND”), among Dentressangle Initiatives, a French société par actions simplifiée, Mr. Norbert Dentressangle, Mrs. Evelyne Dentressangle, Mr. Pierre-Henri Dentressangle, Ms. Marine Dentressangle and XPO and (2) a Tender Offer Agreement (the “ND Tender Offer Agreement” and, together with the ND Share Purchase Agreement, the “ND Transaction Agreements”) between XPO and ND. The ND Transaction Agreements provided for the acquisition of a majority stake in ND by XPO, followed by an all-cash simplified tender offer by XPO to acquire the remaining outstanding shares (the “ND Transaction”).

On June 8, 2015, pursuant to the terms and subject to the conditions of the ND Share Purchase Agreement, Dentressangle Initiatives, Mrs. Evelyne Dentressangle, Mr. Pierre-Henri Dentressangle and Ms. Marine Dentressangle (collectively, the “Sellers”) sold to XPO and XPO purchased from the Sellers (the “Share Purchase”), all of the ordinary shares of ND owned by the Sellers, representing a total of approximately 67% of the share capital of ND and all of the outstanding share subscription warrants granted by ND to employees, directors or other officers of ND and its affiliates. Total cash consideration paid for the majority interest in the share capital of ND and settlement of the warrants was €1,437.0 million, or $1,603.9 million, excluding acquired debt. Consideration included only the portion of the fair value of the warrants attributable to service performed prior to the acquisition date. The remaining balance was recorded as compensation expense in the post-combination period. In conjunction with the ND Share Purchase Agreement, the Company agreed to settle certain performance stock awards of ND. Similar to the warrants, the consideration of €11.8 million, or $13.2 million, included only the portion of the fair value attributable to service performed prior to the acquisition date with the balance recorded as compensation expense in the post-combination period. The performance share settlement will be paid in cash with 50% of the awards paid 18 months from the acquisition date and the remaining 50% paid in 36 months. Further, as a result of the acquisition, the Company repaid certain indebtedness and related interest rate swap liabilities of ND totaling €634.1 million, or $711.3 million.

On June 11, 2015, XPO filed with the French Autorité des Marchés Financiers (the “AMF”) a mandatory simplified cash offer (the “Tender Offer”) to purchase all of the outstanding ordinary shares of ND (other than the shares already owned by XPO) at a price of €217.50 per share. On June 23, 2015, the Company received the necessary approval from the AMF to launch the Tender Offer and the Tender Offer was launched on June 25, 2015. The Tender Offer remained open for a period of 16 trading days. As of September 30, 2015, the Company purchased 1,921,553 shares under the Tender Offer and acquired a total of approximately 86.25% of the share capital of ND. The total fair value of the consideration provided for the redeemable noncontrolling interest in ND at the acquisition date is €702.5 million, or $784.2 million, which is based on the quoted market price of ND shares on the acquisition date.

For purposes of these pro forma financial statements, the Company is assuming the shares purchased from the ND Sellers and under the ND Tender Offer occur at the same time. The pro forma financial statements assume that the Company owns 86.25% of the share capital of ND. If the Company purchases additional share capital of ND in the future, the results may be materially different than those presented within.

ND was a leading global provider of contract logistics, freight brokerage and transportation, and global forwarding services. ND’s service offering included contract logistics, e-fulfillment, freight brokerage, an asset-light palletized network, freight management, dedicated and owned truckload, and global freight forwarding. Copies of the ND Transaction Agreements were filed with the Form 8-K filed with the SEC on April 29, 2015.

On July 29, 2014, XPO entered into a definitive Agreement and Plan of Merger (the “New Breed Agreement”) with New Breed Holding Company (“New Breed”) providing for the acquisition of New Breed by XPO (the “New Breed Transaction”). New Breed was one of the preeminent U.S. providers of non-asset based, highly engineered contract logistics solutions for multi-national corporations. New Breed’s service offering included omni-channel distribution, reverse logistics, transportation management, freight bill audit and payment, lean manufacturing support, aftermarket support and supply chain optimization for customers in technology, telecom, ecommerce, aerospace and defense, medical equipment and manufacturing. A copy of the New Breed Agreement was filed with the Form 8-K filed with the SEC on July 30, 2014. The closing of the transaction was effective September 2, 2014.

The fair value of the total consideration paid under the New Breed Agreement was $615.9 million and consisted of $585.8 million of net cash paid at the time of closing, including an estimate of the working capital adjustment, and $30.1 million of equity representing the fair value of 1,060,598 shares of the Company’s common stock at the closing market price of $32.45 per share on September 2, 2014 less a marketability discount on the shares issued due to a holding period restriction.

On January 5, 2014, XPO entered into a definitive Agreement and Plan of Merger (the “Pacer Merger Agreement”) with Pacer International, Inc., providing for the acquisition of Pacer by the Company (the “Pacer Transaction”). Pacer was an asset-light North American freight transportation and logistics services provider. The closing of the transaction was effective on March 31, 2014 (the “Effective Time”). At the Effective Time, each share of Pacer’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time was converted into the right to receive (i) $6.00 in cash and (ii) 0.1017 of a share of XPO common stock, which amount is equal to $3.00 divided by the average of the volume-weighted average closing prices of XPO common stock for the ten trading days prior to the Effective Time (the “Pacer Merger Consideration”). Pursuant to the terms of the Pacer Merger Agreement, all vested and unvested Pacer options outstanding at the Effective Time were settled in cash based on the value of the Pacer Merger Consideration. In addition, all Pacer restricted stock, and all vested and unvested Pacer restricted stock units and performance units outstanding at the Effective Time were converted into the right to receive the Pacer Merger Consideration. The fair value of the total consideration paid under the Pacer Merger Agreement was $331.5 million and consisted of

$223.3 million of cash payable at the time of closing and $108.2 million representing the fair value of 3,688,246 shares of the Company’s common stock at the closing market price of $29.41 per share on March 31, 2014 less a marketability discount on a portion of shares issued to certain former Pacer executives due to a holding period restriction. The marketability discount did not have a material impact on the fair value of the equity consideration provided.

The Con-way Transaction, ND Transaction, New Breed Transaction, and Pacer Transaction are referred to as the “Transactions” below.

The following unaudited pro forma condensed combined financial statements and related notes combine the historical consolidated balance sheet and statements of operations of XPO, the consolidated balance sheet and statements of consolidated income of Con-way, the consolidated income statements of ND, the consolidated statements of income of New Breed, and the consolidated statements of comprehensive income of Pacer.

For purposes of preparing the unaudited pro forma condensed combined financial statements for the nine months ended September 30, 2015, XPO has combined the XPO condensed consolidated statement of operations with Con-way’s statement of consolidated income for the nine months ended September 30, 2015 and ND’s condensed consolidated income statement for the 158 days ended June 7, 2015. The results of ND for the remainder of the nine months ended September 30, 2015 are included with the XPO historical results. The results of New Breed and Pacer for the nine months ended September 30, 2015 are included with the XPO historical results. For purposes of preparing the unaudited pro forma condensed combined financial statements for the year ended December 31, 2014, XPO has combined the XPO consolidated statement of operations with Con-way’s statement of consolidated income for the year ended December 31, 2014, ND’s consolidated income statement for the year ended December 31, 2014, New Breed’s consolidated statement of income for the 245 days ended September 2, 2014, and Pacer’s consolidated statement of comprehensive income for the three months ended March 31, 2014. The results of New Breed and Pacer for the remainder of the year ended December 31, 2014 are included with the XPO historical results.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and year ended December 31, 2014 give effect to the Transactions as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet assumes that the Con-way Transaction was completed on September 30, 2015. The unaudited pro forma condensed combined balance sheet and condensed combined statement of operations of XPO as of and for the nine months ended September 30, 2015 were derived from its unaudited condensed consolidated financial statements as of September 30, 2015 (as filed on Form 10-Q with the SEC on November 9, 2015). The unaudited pro forma condensed combined statement of operations of XPO for the twelve months ended December 31, 2014 was derived from the audited consolidated financial statements of XPO for the year ended December 31, 2014 (as filed on Form 10-K with the SEC on February 23, 2015). The unaudited pro forma condensed combined balance sheet and condensed combined statement of consolidated income of Con-way as of and for the nine months ended September 30, 2015 were derived from its unaudited consolidated financial statements as of September 30, 2015 included in Exhibit 99.3 hereto. The unaudited pro forma condensed combined statement of consolidated income of Con-way for the twelve months ended December 31, 2014 was derived from its audited consolidated financial statements for the twelve months ended December 31, 2014 included in Exhibit 99.2 hereto. The unaudited pro forma condensed combined income statement of ND for the 158 days ended June 7, 2015 was derived from its unaudited condensed consolidated financial statements for the 158 days ended June 7, 2015. The unaudited pro forma condensed combined income statement of ND for the twelve months ended December 31, 2014 was derived from its audited consolidated financial statements for the twelve months ended December 31, 2014 (as filed as Exhibit 99.2 on Form 8-K/A with the SEC on June 1, 2015). The unaudited pro forma condensed combined statement of operations of New Breed for the 245 days ended September 2, 2014 was derived from its unaudited consolidated financial statements for the 245 days ended September 2, 2014. The unaudited pro forma condensed combined statement of operations of Pacer for the three months ended March 31, 2014 was derived from its unaudited condensed consolidated financial statements for the three months ended March 31, 2014.

The historical consolidated financial information of XPO, the consolidated financial information of Con-way, the consolidated financial information of ND, the consolidated financial information of New Breed, and the consolidated financial information of Pacer have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma events may not be indicative of actual events that would have occurred had the combined businesses been operating as a separate and independent business and may not be indicative of future events which may occur. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.

The historical combined financial statements of ND have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). In certain respects generally accepted accounting principles in the United States (“U.S. GAAP”) differ from IFRS. The unaudited pro forma condensed combined financial statements reflect adjustments to present ND’s historical information in accordance with U.S. GAAP. The translations of the historical ND combined financial statements from Euro (€EUR) to U.S. Dollars ($USD) used in the preparation of these unaudited pro forma condensed combined financial statements are as follows:

•	ND’s condensed combined statement of operations for the 158 days ended June 7, 2015, translated to $USD using an average rate of $1.116 for the 158 days ended June 7, 2015.

•	ND’s condensed combined statement of operations for the twelve months ended December 31, 2014, translated to $USD using an average rate of $1.329 for the twelve months ended December 31, 2014.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not intended to represent or be indicative of what the combined company’s financial position or results of income actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information does not include the impact of any revenue, cost or other operating synergies that may result from the Transactions.

For purposes of the pro forma financial statements, the Company funded the Con-way Transaction with proceeds from a $1.6 billion senior secured term loan credit agreement (the “Term Loan Facility”) with Morgan Stanley Senior Funding, Inc. (“MSSF”), as agent, and the lenders from time to time party thereto and cash on hand; thus, the unaudited pro forma condensed combined financial information reflects use of the proceeds from the Term Loan Facility.

XPO Logistics, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

(In millions)

	XPO	Con-Way	Pro Forma Adjustments 2(a)		Pro Forma Combined
	Historic	Historic
ASSETS
Cash and cash equivalents	$1,285.3	$440.3	$(1,196.6)	(1)(4)	$529.0
Accounts receivable, net of allowances	1,647.2	666.8	—		2,314.0
Deferred tax asset, current	23.4	9.2	(2.8)	(15)	29.8
Other current assets	284.8	125.7	—		410.5

Total current assets	3,240.7	1,242.0	(1,199.4)		3,283.3

Property and equipment, net of accumulated depreciation	955.7	1,696.1	244.0	(3)	2,895.8
Goodwill	3,445.0	274.4	900.4	(2)	4,619.8
Identifiable intangible assets, net of accumulated amortization	1,159.4	4.5	789.3	(3)	1,953.2
Deferred tax asset, long-term	106.0	—	11.1	(15)	117.1
Other long-term assets	129.8	59.7	16.5	(4)(5)(7)(12)	206.0

Total long-term assets	5,795.9	2,034.7	1,961.3		9,791.9

Total assets	$9,036.6	$3,276.7	$761.9		$13,075.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$958.4	345.0	—		$1,303.4
Accrued expenses, other	648.9	355.0	—		1,003.9
Current maturities of long-term debt	120.3	3.8	—		124.1
Deferred tax liability, current	28.1	—	—		28.1
Other current liabilities	193.1	38.5	36.1	(13)	267.7

Total current liabilities	1,948.8	742.3	36.1		2,727.2

Long-term debt	3,359.1	726.9	1,477.1	(4)(10)	5,563.1
Deferred tax liability, long-term	345.3	269.9	414.6	(15)(16)	1,029.8
Employee benefit obligations	106.7	198.0	2.3	(12)	307.0
Other long-term liabilities	136.9	172.2	(2.3)	(6)(8)(9)(11)	306.8

Total long-term liabilities	3,948.0	1,367.0	1,891.7		7,206.7

Commitments and contingencies
Stockholders’ equity:
Series A convertible perpetual preferred stock	42.0	—	—		42.0
Common stock	0.1	41.5	(41.5)	(1)(14)	0.1
Additional paid-in capital	3,168.3	721.3	(703.7)	(1)(14)	3,185.9
Treasury stock	—	(407.6)	407.6	(14)	—
(Accumulated deficit) retained earnings	(402.6)	1,167.7	(1,191.4)	(13)(14)(16)	(426.3)
Accumulated other comprehensive income (loss)	0.4	(355.5)	363.1	(14)(16)	8.0
Noncontrolling interests	331.6	—	—		331.6

Total stockholders’ equity	3,139.8	1,167.4	(1,165.9)		3,141.3

Total liabilities and stockholders’ equity	$9,036.6	$3,276.7	$761.9		$13,075.2

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

XPO Logistics, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2015

(In millions, except per share data)

	XPO	Con-Way	Pro Forma Adjustments 3(a)		ND	Pro Forma Adjustments 6(a)		Pro Forma Combined
					January 1, 2015 - June 7, 2015 5(a)
	Historic	Historic
Revenue	$4,281.0	$4,201.1	$—		$2,552.1	$—		$11,034.2
Operating expenses
Cost of transportation and services	2,385.4	2,577.1	15.8	(1)	1,177.3	—		6,155.6
Direct operating expense	1,267.5	991.0	(2.1)	(1)(5)(6)(7)(8)(9)	1,081.4	6.8	(1)(2)(9)(11)	3,344.6
Sales, general and administrative expense	618.7	419.5	21.8	(1)(5)(6)(10)(13)(14)	261.9	(48.9)	(1)(2)(8)(12)(13)	1,273.0
Goodwill impairment charge	—	62.7	—		—	—		62.7

Total operating expenses	4,271.6	4,050.3	35.5		2,520.6	(42.1)		10,835.9

Operating income (loss)	9.4	150.8	(35.5)		31.5	42.1		198.3

Other expense (income)	3.9	(1.2)	—		(0.5)	(9.7)	(13)	(7.5)
Foreign currency loss (gain)	34.6	2.7	—		(8.3)	—		29.0
Interest expense	120.9	39.6	76.0	(3)(4)(12)	27.5	34.9	(1)(5)(6)(7)	298.9

(Loss) income before income tax (benefit) provision	(150.0)	109.7	(111.5)		12.8	16.9		(122.1)
Income tax (benefit) provision	(21.3)	68.0	(54.3)	(2)(11)	5.3	11.0	(3)	8.7

Net (loss) income	(128.7)	41.7	(57.2)		7.5	5.9		(130.8)
Preferred stock beneficial conversion charge	(52.0)	—	—		—	—		(52.0)
Cumulative preferred dividends	(2.2)	—	—		—	—		(2.2)
Net loss attributable to noncontrolling interests	(0.6)	—	—		0.4	(0.8)	(14)(15)	(1.0)

Net (loss) income attributable to common shareholders	$(183.5)	$41.7	$(57.2)		$7.9	$5.1		$(186.0)

Basic loss per share	$(2.10)							$(1.73)
Diluted loss per share	$(2.10)							$(1.73)

Weighted average common shares outstanding
Basic weighted average common shares outstanding	87.3					20.3	(4)	107.6
Diluted weighted average common shares outstanding	87.3					20.3	(4)	107.6

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

XPO Logistics, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(In millions, except per share data)

	XPO	Con-Way	Pro Forma Adjustments 3(a)			Pro Forma Adjustments 6(a)		New Breed	Pro Forma Adjustments 8(a)		Pacer	Pro Forma Adjustments 10(a)		Pro Forma Combined
					ND			Historic			Historic
					Historic			January 1, 2014 -			January 1, 2014 -
	Historic	Historic			5(a)			September 2, 2014			March 31, 2014
Revenue	$2,356.6	$5,806.1	$—		$6,205.0	$—		$387.8	$—		$235.5	$—		$14,991.0
Operating expenses
Cost of transportation and services	1,701.8	3,653.3	27.1	(1)	3,158.8	—		—	—		185.2	—		8,726.2
Direct operating expense	273.2	1,345.7	(5.1)	(1)(5)(6) (7)(8)(9)	2,353.9	19.7	(1)(2)(9) (10)(11)	323.0	13.1	(1)(2)(6) (7)(9)	22.0	(0.8)	(1)(5) (6)(7)	4,344.7
Sales, general and administrative expense	422.5	538.6	49.4	(1)(5)(6) (10)(13)(14)	484.6	75.6	(1)(2)(8) (12)(13)	101.6	(71.6)	(1)(2)(8) (10)(11)	47.6	(12.8)	(1)(2)(7) (8)(9)	1,635.5

Total operating expenses	2,397.5	5,537.6	71.4		5,997.3	95.3		424.6	(58.5)		254.8	(13.6)		14,706.4

Operating income (loss)	(40.9)	268.5	(71.4)		207.7	(95.3)		(36.8)	58.5		(19.3)	13.6		284.6

Other expense (income)	0.8	(1.7)	—		9.6	—		—	—		(0.3)	—		8.4
Foreign currency loss	—	6.0	—		0.3	—		—	—		—	—		6.3
Interest expense	48.0	53.5	100.9	(3)(4)(12)	46.0	140.4	(1)(5) (6)(7)	18.9	8.5	(4)(5)	0.3	(0.1)	(4)	416.4

(Loss) income before income tax (benefit) provision	(89.7)	210.7	(172.3)		151.8	(235.7)		(55.7)	50.0		(19.3)	13.7		(146.5)
Income tax (benefit) provision	(26.1)	73.7	(66.0)	(2)(11)	42.8	(67.2)	(3)	(14.7)	22.1	(3)	(3.8)	7.7	(3)	(31.5)

Net (loss) income	(63.6)	137.0	(106.3)		109.0	(168.5)		(41.0)	27.9		(15.5)	6.0		(115.0)
Preferred stock beneficial conversion charge	(40.9)	—	—		—	—		—	—		—	—		(40.9)
Cumulative preferred dividends	(2.9)	—	—		—	—		—	—		—	—		(2.9)
Net income attributable to noncontrolling interests	—	—	—		(8.2)	(2.9)	(14)(15)	—	—		—	—		(11.1)

Net (loss) income attributable to common shareholders	$(107.4)	$137.0	$(106.3)		$100.8	$(171.4)		$(41.0)	$27.9		$(15.5)	$6.0		$(169.9)

Basic loss per share	$(2.00)													$(2.00)
Diluted loss per share	$(2.00)													$(2.00)

Weighted average common shares outstanding
Basic weighted average common shares outstanding	53.6					31.4	(4)							85.0
Diluted weighted average common shares outstanding	53.6					31.4	(4)							85.0

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

(In millions, except share and per share amounts)

(1)	Con-way Purchase Price

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary, and subject to certain post-closing adjustments. A final determination of required adjustments will be made based upon the final evaluation of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. For pro forma purposes, the total consideration of $2,314.7 consists of $2,737.4 of cash paid at the time of closing for the purchase of all of Con-way’s outstanding shares of common stock at a purchase price of $47.60 per share and the settlement of certain Con-way share-based compensation awards and $17.6 representing the portion of replacement equity awards attributable to pre-acquisition service, net of cash acquired of $440.3 as of September 30, 2015.

The following represents the purchase price paid in tabular format:

Description
Cash consideration	$2,737.4
Portion of replacement equity awards attributable to pre-acquisition service	17.6
Cash acquired	(440.3)

Estimated fair value of total consideration	$2,314.7

The following tables summarize the purchase price allocation adjustments of the assets acquired and liabilities assumed as if the acquisition date was September 30, 2015. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. Final adjustments, including increases or decreases to depreciation and amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets, may be material. Adjustments to the fair value of tangible and intangible assets acquired and liabilities assumed will impact the value of goodwill recognized in the Con-way Transaction, and the adjustment to goodwill may be material. For illustrative purposes, the preliminary allocation of the purchase price to the fair value of Con-way’s assets acquired and liabilities assumed assuming the acquisition date was September 30, 2015 is presented as follows:

Description
Estimated purchase price	$2,314.7
Carrying value of Con-way net assets acquired	451.4
Plus: Fair value of customer relationships	785.8
Plus: Fair value of trade name	5.6
Plus: Fair value of non-compete agreements	2.4
Plus: Fair value adjustment to property and equipment	244.0
Plus: Fair value of debt adjustment	97.0
Less: Fair value of pension plans adjustment	(3.7)
Less: Liability for acquired unfavorable leasehold interests	(15.0)
Less: Deferred tax liability on step-up of net tangible and intangible assets	(427.6)

Fair value of goodwill	$1,174.8

The following table shows the calculation of net assets acquired:

Description
Carrying value of Con-way net assets	$1,167.4
Less: Cash acquired	(440.3)
Less: Historic deferred financing costs	(4.8)
Less: Historic deferred contract costs	(4.5)
Plus: Historic deferred rent liability	8.9
Plus: Historic liability on stock appreciation rights	2.0
Plus: Historic liability on deferred sale-leaseback gains	6.4
Less: Historic discount on senior debentures due 2034	(6.1)
Less: Historic identifiable intangible assets	(4.5)
Less: Historic goodwill	(274.4)
Plus: Historic deferred tax asset on historic purchase accounting adjustments	1.3

Carrying value of Con-way net assets acquired	$451.4

(2)	Description of Con-way Pro Forma Adjustments, as presented on the September 30, 2015 Balance Sheet

a.	Certain reclassifications have been made to the Con-way historical consolidated balance sheet to conform to XPO presentation. Represents purchase price adjustments for the acquisition of Con-way as follows:

(1)	Represents an adjustment for the consideration transferred totaling $2,314.7, consisting of $2,737.4 of cash paid at the time of closing for the purchase of all of Con-way’s outstanding shares of common stock at a purchase price of $47.60 per share and the settlement of certain Con-way share-based compensation awards and $17.6 representing the portion of replacement equity awards attributable to pre-acquisition service, net of cash acquired of $440.3 as of September 30, 2015. For pro forma purposes, the purchase price payable in cash was funded as follows:

Description
Available cash on hand	$1,285.3
Cash acquired	440.3
Proceeds from debt issuance, net	1,540.8
Cash to balance sheet	(529.0)

Total estimated cash consideration payable	$2,737.4

See footnote 4 for information on the debt issuance.

(2)	Eliminates goodwill recorded in the historical financial statements of Con-way of $274.4 and records the preliminary goodwill resulting from the pro forma allocation of the purchase price as if the acquisition had occurred using a preliminary goodwill estimate of $1,174.8. The adjustment represents the net impact to goodwill of $900.4. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually in accordance with applicable accounting guidance on goodwill. The goodwill as a result of the acquisition is not deductible for income tax purposes.

(3)	Represents the preliminary allocation of purchase price to identifiable tangible and intangible assets, as follows:

Preliminary Fair Value
Customer relationships	$785.8
Trade name	5.6
Non-compete agreements	2.4

Total identifiable intangible assets	$793.8

Fair value adjustment to property and equipment	$244.0

The adjustments of $793.8 to identifiable intangible assets and $244.0 to property and equipment are a result of the preliminary allocation of purchase price to identifiable intangible assets and property and equipment. The adjustment to identifiable intangible assets was recorded net of the historical net identifiable intangible assets of $4.5.

(4)	On October 30, 2015, XPO entered into the Term Loan Facility with MSSF, as agent, and the lenders from time to time party thereto. The Term Loan Facility provided for a single borrowing of $1,600.0 on the date thereof, which XPO used to fund a portion of the Con-way Transaction. The Term Loan Facility included an original issue discount of $32.0. Net proceeds after the original issue discount and debt issuance costs are estimated to be $1,540.8. $27.2 of estimated debt issuance costs are included in other long-term assets. The Term Loan Facility will bear interest at a rate equal to LIBOR or Base Rate, as defined in the agreement, plus an applicable margin of 4.50%, in the case of LIBOR loans, and 3.50% in the case of Base Rate loans.

(5)	Represents the elimination in purchase accounting of $4.8 of historical deferred financing costs.

(6)	Represents the elimination in purchase accounting of $8.9 of the historical deferred rent liabilities related to recording Con-way’s operating lease expense on a straight-line basis over the respective lease terms.

(7)	Represents the elimination in purchase accounting of $4.5 of the historical deferred contract costs related to acquisition of Con-way’s customer contracts.

(8)	Represents the elimination in purchase accounting of $6.4 of the deferred gain related to Con-way’s sale leaseback transactions.

(9)	Represents the elimination in purchase accounting of $2.0 of the liability related to Con-way’s stock appreciation rights.

(10)	Represents the elimination in purchase accounting of $6.1 of the liability related to Con-way’s remaining debt discount on the Con-way $300.0 6.70% Senior Debentures due 2034 that were assumed by the Company. The Senior Notes due 2018 and Senior Debentures due 2034 were recorded at fair value, with a $97.0 decrease to the carrying value of long-term debt.

(11)	Represents adjustments in purchase accounting to record liabilities of $15.0 for unfavorable leasehold interests related to Con-way’s real property leases.

(12)	Represents adjustments in purchase accounting to record a $1.4 reduction in other long-term assets and a $2.3 increase in employee benefit obligations to record the Con-way pension plans at their funded status as of the acquisition date.

(13)	Reflects adjustments to account for transaction costs of $36.1 related to the Con-way Transaction, net of tax.

(14)	Reflects adjustments to eliminate Con-way’s common stock, additional paid-in capital, treasury stock, retained earnings and accumulated other comprehensive loss of $41.5, $721.3, $(407.6), $1,167.7 and $(355.5), respectively.

(15)	Represents the decrease to current deferred tax assets of $2.8, the increase to long-term deferred tax assets of $11.1, and the increase to long-term deferred tax liabilities of $434.6 related to the pro forma purchase accounting adjustments recorded.

(16)	Represents the $20.0 effect on deferred taxes due to the release of a portion of the XPO federal and state tax valuation allowance. The federal and state valuation allowance of $12.4 was partially released due to the deferred tax liability generated through the step-up of the intangible assets recorded in the pro forma balance sheet which was deemed sufficient to allow the recognition of the deferred tax benefit related to XPO’s deferred tax assets for which a valuation allowance was previously taken. The foreign and some federal and state components of the valuation allowance were not affected by the step-up due to differences in jurisdiction or characterization. Also represents the $7.6 effect on the long-term deferred tax liability and accumulated other comprehensive income (loss) to reverse the valuation allowance recorded against accumulated other comprehensive income (loss) in an earlier quarter of the same fiscal year.

(3)	Description of Con-way Pro Forma Adjustments, as presented in the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2015 and year ended December 31, 2014

a.	Certain reclassifications have been made to the Con-way historical statements of consolidated income to conform to XPO presentation. Represents purchase price adjustments for the acquisition of Con-way as follows:

(1)	To record pro forma depreciation and amortization expense. Depreciation expense of $15.8, $1.5 and $0.9 was recorded in cost of transportation and services, direct operating expense, and sales, general and administrative expense for the nine months ended September 30, 2015 unaudited pro forma condensed combined statements of operations, respectively, on the portion of the purchase price allocated to property and equipment. Depreciation expense of $27.1, $2.5 and $1.5 was recorded in cost of transportation and services, direct operating expense, and sales, general and administrative expense for the year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively, on the portion of the purchase price allocated to property and equipment. Amortization expense of $47.5 and $68.0 was recorded in sales, general and administrative expense for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively, on the portion of the purchase price allocated to intangible assets. Historical amortization expense of Con-way’s identifiable intangible assets was $1.8 and $2.4 for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively. The pro forma adjustments reflect the incremental increases to depreciation and amortization expense. Pro forma depreciation and amortization is calculated as follows:

			Estimated Depreciation/Amortization (a)
	Preliminary Fair Value	Estimated Weighted Average Life (years)	For the 9 months ended September 30, 2015	For the 12 months ended December 31, 2014

Customer relationships	$785.8	12.80	$46.1	$61.4
Trade name	5.6	1.20	0.6	5.0
Non-compete agreements	2.4	1.48	0.8	1.6

	$793.8		$47.5	$68.0

Fair value adjustment to property and equipment	$244.0	7.49	$18.2	$31.1

Total depreciation and amortization expense			$65.7	$99.1

(a)	For the trade name intangible asset, amortization expense has been calculated in proportion to the weight of the undiscounted cash flows used to determine the fair value of the respective asset. For the remaining intangible assets, amortization expense has been calculated using the straight-line method over the estimated useful life.

(2)	Represents the income tax effect of the pro forma adjustments calculated using an estimated weighted-average statutory tax rate of 38.3% for Con-way (i.e., the United States statutory income tax rate of 35.0% plus an estimated blended state income tax rate of 3.3%).

(3)	To remove historic amortization of deferred financing costs eliminated in purchase accounting of $0.7 and $0.8 for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(4)	To record interest expense related to the Term Loan Facility debt issuance by XPO and amortization of the respective debt issuance costs and original issue discount described above in balance sheet footnote 4 of $71.6 and $94.3 for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively. The pro forma adjustments assume an interest rate on the debt of 5.50%. As the interest rate is based on a floating rate index plus an applicable margin, the following table shows a sensitivity analysis of the effect of a 1/8% change in the interest rate on pro forma interest expense:

	Assumed Interest Rate	For the Nine Months Ended September 30, 2015	For the Twelve Months Ended December 31, 2014
Assumed interest rate	5.500%	$66.0	$88.0
Decrease of 1/8%	5.375%	$64.5	$86.0
Increase of 1/8%	5.625%	$67.5	$90.0

(5)	As part of the Con-way Transaction, replacement XPO stock compensation awards were issued for certain Con-way stock compensation awards with adjustments to maintain the economic attributes of the awards. Stock compensation expense for the XPO replacement awards was $4.1 and $8.2 for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively. Also as part of the Con-way Transaction, Con-way management entered into new employment agreements with XPO which provide for stock compensation. Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation expense under each arrangement. The new arrangements consist of fully vested shares of XPO common stock, subject to lock-up provisions on the ability of the seller to sell the shares within defined timeframes. Compensation expense recorded in accordance with the new agreements was $1.3 for the year ended December 31, 2014 in the unaudited pro forma condensed combined statements of operations. No expense was recorded for the nine months ended September 30, 2015.

Con-way had historic stock compensation expense of $11.0 and $20.0 for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively. $0.3 and $0.2 for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, was recorded in direct operating expense. $10.7 and $19.8 for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, was recorded in sales, general and administrative expense. The pro forma adjustments show the respective net decreases to stock compensation expense of $6.9 and $10.5 for the nine months ended September 30, 2015 and year ended December 31, 2014, unaudited pro forma condensed combined statements of operations, respectively.

(6)

To remove historic amortization of the deferred rent liability eliminated in purchase accounting of $1.1 and $1.2 for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively. $0.9 and $1.0 for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, was recorded in direct operating expense. $0.2 and $0.2 for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, was recorded in sales, general and administrative expense.

(7)	To remove historic amortization of the deferred gain on sale leaseback transactions eliminated in purchase accounting of $0.7 and $1.2 for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(8)	To remove amortization of the deferred contract costs eliminated in purchase accounting of $1.8 and $5.9 for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(9)	To record net amortization of acquired unfavorable leasehold interests recorded in purchase accounting of $1.3 and $1.7 for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(10)	Actuarial losses and prior service credits were included in Con-way’s accumulated other comprehensive loss component of equity and were amortized into Con-way’s statement of consolidated income based on service period assumptions. Because Con-way’s equity, including accumulated other comprehensive loss, is eliminated in purchase accounting as described above in balance sheet footnote 14, the related amortization of actuarial losses and prior service cost of $9.5 and $7.2 for the nine months ended September 30, 2015 and year ended December 31, 2014 was eliminated in the unaudited pro forma condensed combined statements of operations, respectively.

(11)	Represents the income tax effect of releasing a portion of the XPO federal and state tax valuation allowance of $12.4 for the nine months ended September 30, 2015 unaudited pro forma condensed combined statements of operations. The XPO federal and state tax valuation allowance was partially released due to the deferred tax liability generated through the step-up of the intangible assets recorded in the pro forma balance sheet which was deemed sufficient to allow the recognition of the deferred tax benefit related to XPO’s deferred tax assets for which a valuation allowance was taken. The foreign and some federal and state components of the valuation allowance were not affected by the step-up due to differences in jurisdiction or characterization.

(12)	As described above in balance sheet footnote 10, Con-way’s $300.0 Senior Debentures due 2034 and $425.0 Senior Notes due 2018 were assumed by XPO with an adjustment made to record them at fair value in purchase accounting. Represents amortization of the fair value adjustment of $5.2 and $7.5 for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively. Historic debt discount amortization on Con-way’s Senior Debentures due 2034 of $0.1 and $0.1 for the nine months ended September 30, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively, was eliminated in purchase accounting.

(13)	Represents the removal of $6.3 for the nine months ended September 30, 2015 unaudited pro forma condensed combined statement of operations of non-recurring deal costs incurred by Con-way in conjunction with the Con-way Transaction. No deal costs were incurred in the year ended December 31, 2014.

(14)	Represents the removal of $2.2 for the nine months ended September 30, 2015 unaudited pro forma condensed combined statement of operations of non-recurring deal costs incurred by XPO in conjunction with the Con-way Transaction. No deal costs were incurred in the year ended December 31, 2014.

(4)	ND Purchase Price

On June 8, 2015, pursuant to the terms and subject to the conditions of the ND Share Purchase Agreement, the Sellers sold to XPO and XPO purchased from the Sellers (the “Share Purchase”), all of the ordinary shares of ND owned by the Sellers, representing a total of approximately 67% of the share capital of ND and all of the outstanding share subscription warrants granted by ND to employees, directors or other officers of ND and its affiliates. Total cash consideration paid for the majority interest in the share capital of ND and settlement of the warrants was €1,437.0, or $1,603.9, excluding acquired debt. Consideration included only the portion of the fair value of the warrants attributable to service performed prior to the acquisition date. The remaining balance was recorded as compensation expense in the post-combination period. In conjunction with the ND Share Purchase Agreement, the Company agreed to settle certain performance stock awards of ND. Similar to the warrants, the consideration of €11.8, or $13.2, included only the portion of the fair value attributable to service performed prior to the acquisition date with the balance recorded as compensation expense in the post-combination period. The performance share settlement will be paid in cash with 50% of the awards paid 18 months from the acquisition date and the remaining 50% paid in 36 months. Further, as a result of the acquisition, the Company repaid certain indebtedness and related interest rate swap liabilities of ND totaling €634.1, or $711.3.

On June 11, 2015, XPO filed with the French AMF the Tender Offer to purchase all of the outstanding ordinary shares of ND (other than the shares already owned by XPO) at a price of €217.50 per share. On June 23, 2015, the Company received the necessary approval from the AMF to launch the Tender Offer and the Tender Offer was launched on June 25, 2015. The Tender Offer remained open for a period of 16 trading days. As of September 30, 2015, the Company purchased 1,921,553 shares under the Tender Offer and acquired a total of approximately 86.25% of the share capital of ND. The total fair value of the consideration provided for the noncontrolling interest in ND at the acquisition date is €702.5, or $784.2, which is based on the quoted market price of ND shares on the acquisition date.

Total consideration is summarized in the table below in €EUR and $USD:

Description	In EUR	In USD
Cash consideration	€1,437.0	$1,603.9
Liability for performance share settlement	11.8	13.2
Repayment of indebtedness	634.1	711.3
Cash consideration for noncontrolling interest	702.5	784.2
Cash acquired	(134.6)	(151.0)

Estimated fair value of total consideration	€2,650.8	$2,961.6

As of September 30, 2015, the purchase price allocation is considered final, except for the fair value of property & equipment, favorable and unfavorable leasehold assets and liabilities, definite-lived intangible assets, taxes and assumed liabilities. For illustrative purposes the allocation of the purchase price to the fair value of ND’s net assets acquired at the acquisition date of June 8, 2015 is presented as follows:

Description
Consideration	$2,961.6
Accounts receivable	1,063.5
Prepaid and other current assets	309.1
Income tax receivable	41.4
Deferred tax assets	120.5
Restricted cash	6.3
Property and equipment	727.6
Trade name covenants	40.0
Non-compete agreements	5.6
Customer relationships	817.0
Other long-term assets	11.5
Accounts payable	(803.7)
Accrued salaries & wages	(237.0)
Accrued expenses	(180.1)
Other current liabilities	(153.0)
Interest rate swap liabilities	(10.9)
Long-term debt	(637.2)
Deferred tax liabilities	(355.3)
Employee benefit obligations	(141.4)
Other long-term liabilities	(79.3)
Noncontrolling interests	(7.8)

Goodwill	$2,424.8

(5)	ND Historical Income Statements Translated to U.S. Dollars

a.	ND’s consolidated income statements for the 158 days ended June 7, 2015 and year ended December 31, 2014 are presented below in €EUR and $USD in millions. ND’s consolidated income statements for the 158 days ended June 7, 2015 and year ended December 31, 2014 were translated to $USD using average rates of $1.116 and $1.329, respectively. Certain reclassifications have been made to the ND historical income statements to conform to XPO presentation.

	For the 158 Days Ended June 7, 2015		For the Year Ended December 31, 2014
	€EUR	$USD	€EUR	$USD
Revenue	€2,286.8	$2,552.1	€4,668.9	$6,205.0
Operating expenses
Cost of transportation and services	1,054.9	1,177.3	2,376.8	3,158.8
Direct operating expense	969.0	1,081.4	1,771.2	2,353.9
Sales, general and administrative expense	234.7	261.9	364.6	484.6

Total operating expenses	2,258.6	2,520.6	4,512.6	5,997.3

Operating income	28.2	31.5	156.3	207.7

Other (income) expense	(0.4)	(0.5)	7.2	9.6
Foreign currency (gain) loss	(7.4)	(8.3)	0.2	0.3
Interest expense	24.6	27.5	34.6	46.0

Income before income tax provision	11.4	12.8	114.3	151.8
Income tax provision	4.7	5.3	32.2	42.8

Net income	6.7	7.5	82.1	109.0
Non-controlling interests	0.4	0.4	(6.2)	(8.2)

Net income available to common shareholders	€7.1	$7.9	€75.9	$100.8

(6)	Description of ND Pro Forma Adjustments, as presented for the 158 days ended June 7, 2015 in the nine months ended September 30, 2015 Unaudited Pro Forma Condensed Combined Statement of Operations and the year ended December 31, 2014 in the year ended December 31, 2014 Unaudited Pro Forma Condensed Combined Statement of Operations

a.	Represents certain adjustments to convert ND financial statements to U.S. GAAP and purchase price adjustments for the acquisition of ND:

(1)	To reclassify interest costs of ND’s defined benefit pension plans of $1.3 and $6.4 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively, from interest expense to direct operating expense and sales, general and administrative expense in accordance with U.S. GAAP. $0.9 and $4.5 was reclassified to direct operating expense and $0.4 and $1.9 was reclassified to sales, general and administrative expense, respectively, based on the geography of the related personnel costs.

(2)	To record pro forma depreciation and amortization expense. Depreciation expense of $5.7 and $13.8 was recorded in direct operating expense for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively, on the portion of the purchase price allocated to property and equipment. Historical depreciation expense related to ND’s proprietary technology was $0.2 and $0.6 for the 158 days ended June 7, 2015 and year ended December 31, 2014, respectively. Amortization expense of $34.1 and $98.2 was recorded in sales, general and administrative expense for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively, on the portion of the purchase price allocated to intangible assets. Historical amortization expense of ND’s identifiable intangible assets was $13.0 and $21.7 for the 158 days ended June 7, 2015 and year ended December 31, 2014, respectively. The pro forma adjustments reflect the incremental increases to depreciation and amortization expense. Pro forma depreciation and amortization is calculated as follows:

			Estimated Depreciation/ Amortization (a)
	Preliminary Fair Value	Estimated Weighted Average Life (years)	For the 158 days ended June 7, 2015	For the 12 months ended December 31, 2014
Customer relationships	$817.0	13.00	$29.4	$68.7
Trade name covenants	40.0	3.00	3.5	26.7
Non-compete agreements	5.6	2.00	1.2	2.8

	$862.6		$34.1	$98.2

Technology	$25.9	4.00	$2.7	$6.5
Fair value adjustment to property and equipment	61.0	8.39	3.0	7.3

	$86.9		$5.7	$13.8

Total depreciation and amortization expense			$39.8	$112.0

(a)	For the customer relationships and trade name covenants intangible assets, amortization expense has been calculated in proportion to the weight of the undiscounted cash flows used to determine the fair value of the respective asset. For the remaining intangible assets, amortization expense has been calculated using the straight-line method over the estimated useful life.

(3)	Represents the income tax effect of the pro forma adjustments calculated using an estimated weighted-average statutory tax rate of 28.5% for ND.

(4)	Represents the adjustment to basic and diluted weighted average shares outstanding for the effect of 15,499,445 shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), issued and sold on June 3, 2015 to fund a portion of the purchase price of ND. Also on June 3, 2015, the Company issued and sold 562,525 shares of the Company’s Series C Convertible Perpetual Preferred Stock (the “Purchased Preferred Stock”) to fund a portion of the purchase price of ND. On September 8, 2015, after approval by the Company’s stockholders, the Purchased Preferred Stock was mandatorily converted into an aggregate of 12,500,546 additional shares of Company Common Stock. An adjustment to basic and diluted weighted average shares outstanding was recorded for the effect of the Purchased Preferred Stock converted to Company Common Stock. Also includes the adjustment to basic and diluted weighted average shares outstanding to account for the effects of the February 2014 equity issuance and the Pacer Transaction and New Breed Transaction as if they had occurred on January 1, 2014 for purposes of presenting earnings per share.

(5)	To remove historic interest expense related to the corporate bank debt repaid and interest rate swaps settled as part of the ND Transaction and the amortization of deferred financing costs eliminated in purchase accounting of $30.6 and $28.9 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(6)	To record interest expense related to the February 2015 issuance of $400.0 aggregate principal amount of Senior Notes due 2019 used to fund a portion of the ND Transaction purchase price and the amortization of debt issuance costs and bond premium related to the $400.0 Senior Notes due 2019 of $5.0 and $29.6 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(7)	To record interest expense related to the June 2015 issuance of $1,600.0 aggregate principal amount of 6.5% fixed rate Senior Notes due 2022 and €500.0 Euro-denominated aggregate principal amount of 5.75% fixed rate Senior Notes due 2021 of $61.8 and $146.1 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(8)	As part of the ND Transaction, ND management entered into new employment agreements with XPO which provide for stock compensation. Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation expense under each arrangement. The new arrangements include service, market and performance-based conditions. No stock compensation expense was recorded for the new agreements for the 158 days ended June 7, 2015 and year ended December 31, 2014 as satisfaction of the performance-based condition is not considered probable at this time. ND had historic stock compensation and warrant expense of $8.4 and $2.8 for the 158 days ended June 7, 2015 and year ended December 31, 2014, respectively. The pro forma adjustments show the respective net decreases to stock compensation expense of $8.4 and $2.8 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(9)	To remove historic amortization of the deferred rent liability eliminated in purchase accounting of $1.2 and $2.4 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(10)	To remove historic amortization of the deferred gain on sale leaseback transactions eliminated in purchase accounting of $1.1 for the year ended December 31, 2014 unaudited pro forma condensed combined statements of operations.

(11)	To remove amortization of the deferred contract costs eliminated in purchase accounting of $0.8 and $1.5 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(12)	Represents the removal of $14.3 for the 158 days ended June 7, 2015 unaudited pro forma condensed combined statement of operations of non-recurring deal costs incurred by ND in conjunction with the ND Transaction. No deal costs were incurred for the year ended December 31, 2014.

(13)	Represents the removal of $57.4 for the 158 days ended June 7, 2015 unaudited pro forma condensed combined statement of operations of non-recurring deal costs incurred by XPO in conjunction with the ND Transaction. Expense of $47.7 was recorded in sales, general and administrative expense and expense of $9.7 was recorded in other expense for the 158 days ended June 7, 2015 unaudited pro forma condensed combined statements of operations. No deal costs were incurred for the year ended December 31, 2014.

(14)	Represents the impact to noncontrolling interests of the Company’s ownership of 86.25% of the share capital of ND. The adjustment reflects an adjustment of $1.1 and $13.9 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively, for the 13.75% not owned by XPO.

(15)	Represents the impact of certain pro forma adjustments on net income attributable to noncontrolling interests of $0.3 and $11.0 for the 158 days ended June 7, 2015 and year ended December 31, 2014 unaudited pro forma condensed combined statements of operations, respectively.

(7)	New Breed Purchase Price

The fair value of the total consideration paid under the New Breed Merger Agreement was $615.9 and consisted of $585.8 of net cash paid at the time of closing, including an estimate of the working capital adjustment, and $30.1 of equity representing the fair value of 1,060,598 shares of the Company’s common stock at the closing market price of $32.45 per share on September 2, 2014 less a marketability discount on the shares issued due to a holding period restriction.

The purchase price allocation is considered final. For illustrative purposes the allocation of the purchase price to the fair value of New Breed’s net assets acquired at the acquisition date of September 2, 2014 is presented as follows:

Description
Purchase price	$615.9
Carrying value of New Breed net assets acquired	150.1
Plus: Fair value of trade names	4.5
Plus: Fair value of contractual customer relationships asset	115.1
Less: Fair value of contractual customer relationships liability	(5.6)
Plus: Fair value of non-contractual customer relationships	15.2
Plus: Fair value of acquired technology	19.6
Plus: Fair value adjustment to property and equipment	25.2
Plus: Asset for acquired favorable leasehold interests	2.0
Less: Liability for acquired unfavorable leasehold interests	(3.0)
Less: Net deferred tax liability on step-up of net tangible and intangible assets	(57.3)

Fair value of goodwill	$350.1

(8)	Description of New Breed Pro Forma Adjustments, as presented for the 245 days ended September 2, 2014 in the year ended December 31, 2014 Unaudited Pro Forma Condensed Combined Statement of Operations

a.	Represents conforming reclassification adjustments to present New Breed historical financial information in line with the XPO presentation and purchase price adjustments for the merger with New Breed:

(1)	To reclassify net sales, general and administrative expense of $14.7 for the 245 days ended September 2, 2014 to direct operating expense to conform to the XPO presentation. Historical information technology-related direct operating expense of $4.4 for the 245 days ended September 2, 2014 was reclassified from direct operating expense to sales, general and administrative expense. The expense represents the cost of New Breed’s corporate information technology functions which XPO classifies as sales, general and administrative expense. Historical depreciation expense classified within sales, general and administrative expense of $19.1 for the 245 days ended September 2, 2014 was reclassified from sales, general and administrative expense to direct operating expense. The expense represents the depreciation related to New Breed’s operating facilities which was previously classified in a separate line item on the historical statements of operations.

(2)	To record pro forma depreciation and amortization expense of $16.2 for the 245 days ended September 2, 2014 on the portion of the purchase price allocated to tangible and intangible assets and liabilities. Historical depreciation expense related to New Breed’s proprietary technology was $2.9 for the 245 days ended September 2, 2014. There was no historical amortization expense for the 245 days ended September 2, 2014. The pro forma adjustment reflects the incremental increase to depreciation and amortization expense of $13.3 for the 245 days ended September 2, 2014. Pro forma depreciation and amortization is calculated as follows:

	Fair Value	Estimated Weighted Average Life (years)	Estimated Depreciation / Amortization (a)
			For the 245 days ended September 2, 2014
Trade names	$4.5	1.00	$3.0
Non-contractual customer relationships	15.2	14.00	0.7
Contractual customer relationships	115.1	12.00	7.1

	$134.8		$10.8

Technology	$19.6	4.00	$3.3
Fair value adjustment to property and equipment	25.2	8.24	2.1

	$44.8		$5.4

Total depreciation and amortization expense			$16.2

(a)	For the trade names and contractual customer relationships intangible assets, amortization expense has been calculated in proportion to the weight of the undiscounted cash flows used to determine the fair value of the respective assets and liabilities. For the remaining intangible assets, amortization expense has been calculated using the straight-line method over the estimated useful life.

(3)	Represents the income tax effect of the pro forma adjustments calculated using an estimated statutory tax rate of 39.0% (i.e., the United States statutory income tax rate of 35.0% plus an estimated blended state income tax rate of 4.0%).

(4)	To remove historic interest expense related to the long-term debt not assumed in the New Breed Transaction and the amortization of deferred financing costs eliminated in purchase accounting of $19.0 for the 245 days ended September 2, 2014.

(5)	The pro forma financial statements reflect the issuance of $500.0 of long-term debt to fund the New Breed Transaction. Net proceeds after fees were $489.6. To record interest expense related to the debt issuance by XPO and amortization of the respective debt issuance costs of $27.5 for the 245 days ended September 2, 2014. The pro forma adjustments assume an interest rate on the debt of 7.875%.

(6)	To remove historic amortization of the deferred rent liability eliminated in purchase accounting of $0.5 for the 245 days ended September 2, 2014.

(7)	To remove amortization of the deferred contract costs eliminated in purchase accounting of $1.2 for the 245 days ended September 2, 2014.

(8)	To remove historic stock compensation expense related to New Breed stock of $3.8 for the 245 days ended September 2, 2014.

(9)	To record amortization of a loss contract recorded in purchase accounting of $2.2 for the 245 days ended September 2, 2014.

(10)	Represents the removal of $57.9 for the 245 days ended September 2, 2014 of non-recurring deal costs incurred by New Breed in conjunction with the New Breed Transaction.

(11)	Represents the removal of $6.2 for the 245 days ended September 2, 2014 of non-recurring deal costs incurred by XPO in conjunction with the New Breed Transaction.

(9)	Pacer Purchase Price

The purchase price of $331.5 and the allocation of the purchase price below are considered final. For illustrative purposes the allocation of the purchase price to the fair value of Pacer’s net assets acquired at the acquisition date of March 31, 2014 is presented as follows:

Description
Purchase price	$331.5
Carrying value of Pacer net assets acquired	65.2
Plus: Fair value of trade names	2.8
Plus: Fair value of non-compete agreements	2.3
Plus: Fair value of contractual customer relationships	66.3
Plus: Fair value of non-contractual customer relationships	1.0
Plus: Fair value of acquired technology	13.2
Less: Fair value adjustment to property and equipment	(2.5)
Plus: Asset for acquired favorable leasehold interests	1.5
Less: Liability for acquired unfavorable leasehold interests	(3.9)
Less: Net deferred tax liability on step-up of net tangible and intangible assets	(12.4)

Fair value of goodwill	$198.0

(10)	Description of Pacer Pro Forma Adjustments, as presented for the three months ended March 31, 2014 in the twelve months ended December 31, 2014 Unaudited Pro Forma Condensed Combined Statement of Operations

a.	Represents purchase price adjustments for the merger with Pacer as follows:

(1)	To record pro forma depreciation and amortization expense of $7.6 for the three months ended March 31, 2014 unaudited pro forma condensed combined statements of operations on the portion of the purchase price allocated to tangible and intangible assets. There was no historical intangible asset amortization expense recorded by Pacer for the three months ended March 31, 2014. Historical depreciation expense related to Pacer’s proprietary technology was $0.5 for the three months ended March 31, 2014. The pro forma adjustments are shown on a net basis. Pro forma depreciation and amortization is calculated as follows:

	Fair Value	Estimated Weighted Average Life (years)	Estimated Depreciation / Amortization (a)
			For the 3 months ended March 31, 2014
Trade names	$2.8	1.00	$0.7
Non-compete agreements	2.3	6.00	0.1
Non-contractual customer relationships	1.0	14.00	—
Contractual customer relationships -# 1	25.8	8.00	0.8
Contractual customer relationships -# 2	39.5	3.00	5.2
Contractual customer relationships -# 3	1.0	3.00	0.1

	$72.4		$6.9

Technology	$13.2	4.00	$0.8
Fair value adjustment to property and equipment	(2.5)	5.82	(0.1)

	$10.7		$0.7

Total depreciation and amortization expense			$7.6

(a)	For the trade names and customer relationships intangible assets, amortization expense has been calculated in proportion to the weight of the undiscounted cash flows used to determine the fair value of the respective assets. For the remaining intangible assets, amortization expense has been calculated using the straight-line method over the estimated useful life.

(2)	As part of the Pacer Transaction, Pacer management entered into new employment agreements with XPO which provide for stock compensation. Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation expense under each arrangement. All new arrangements include only time-based awards. Stock compensation under the new agreements was $1.1 for the three months ended March 31, 2014. Pacer had historic stock compensation expense of $0.6 for the three months ended March 31, 2014. The pro forma adjustments show the respective net differences to stock compensation expense of $0.5.

(3)	Represents the income tax effect of the pro forma adjustments calculated using an estimated statutory tax rate of 37.5% (i.e., the United States statutory income tax rate of 35.0% plus an estimated blended state income tax rate of 2.5%).

(4)	To remove historic interest expense related to the amortization of deferred financing costs eliminated in purchase accounting of $0.1 for the three months ended March 31, 2014.

(5)	To remove historic amortization of the deferred planned major maintenance costs eliminated in purchase accounting of $0.3 for the three months ended March 31, 2014.

(6)	To remove historic amortization of the deferred gain on sale leaseback transactions eliminated in purchase accounting of $0.1 for the three months ended March 31, 2014.

(7)	To record net amortization of the favorable and unfavorable leasehold interests recorded in purchase accounting related to Pacer’s railcar, chassis and real property leases of $0.8 for the three months ended March 31, 2014. $0.7 was recorded through direct operating expense and $0.1 was recorded through sales, general and administrative expense, based on the nature of the respective leases.

(8)	Represents the removal of $15.8 of non-recurring deal costs incurred by Pacer in the three months ended March 31, 2014 in conjunction with the Pacer Transaction.

(9)	Represents the removal of $4.4 of non-recurring deal costs incurred by XPO in the three months ended March 31, 2014 in conjunction with the Pacer Transaction.